Exhibit 4.90

MEMORANDUM OF AGREEMENT
Norwegian Shipbrokers’ Association’s
Memorandum of Agreement for sale and
purchase of ships. Adopted by BIMCO in 1956.
Code-name
SALEFORM 2012
Revised 1966, 1983 and 1986/87, 1993 and 2012

Dated:  3 Dec 2018

MALIBU WARRIOR INC. ~~(Name of sellers),~~, a corporation incorporated under the laws of Marshall Islands with registration number 94704 whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, hereinafter called the "Sellers", have agreed to sell, and SEA 104 LEASING CO. LIMITED ~~(Name of buyers)~~, a company incorporated under the laws of Hong Kong with registration number 2718795 whose registered office is at 46/F., Champion Tower, 3 Garden
Name of vessel:  ECO BEVERLY HILLS with Builder’s Hull No. S875

IMO Number:  TBA

Classification Society:  DNV-GL

Class Notation:  +1A, Tanker for oil, ESP, CSR, CMON, BIS, BWM(E(s,f)), BWM(T), VCS(2), COAT-PSPC(B,C), LCS, E0, TMON, SPM, CLEAN, Recyclable, FUEL.

Year of Build: 2019	Builder/Yard: Hyundai Samho Heavy Industries Co., Ltd.

Flag:  Marshall Islands or any other state or jurisdiction approved to the Buyers
Place of Registration:  Marshall Islands or any other state or jurisdiction approved to the Buyers
         GT/NT: TBA/)______
hereinafter called the “Vessel”, on the following terms and conditions:

Definitions – see also clause 30
“Agreement” means this memorandum of agreement which shall for the avoidance of doubt, include the rider provisions from Clauses 19 to 30.
~~“Banking Days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and~~ ________ ~~(add additional jurisdictions as appropriate).~~

“Buyers’ Nominated Flag State” means Marshall Islands or Liberia or Malta (state flag state).

“Class” means the class notation referred to above.

“Classification Society” means the Society referred to above.

“Dollars” or “$” means United States Dollars, being the lawful currency of the United States of America.
~~“Deposit” shall have the meaning given in Clause 2 (Deposit)~~
~~“Deposit Holder” means~~ ______ (~~state name and location of Deposit Holder) or, if left blank, the Sellers’ Bank, which shall hold and release the Deposit in accordance with this Agreement.~~

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail or telefax.

“Parties” means the Sellers and the Buyers.

“Scheduled Delivery Date” has the meaning given to that term in Clause 8(d).
~~“Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).~~

~~“Sellers’ Account” means~~ _______ ~~(state details of bank account) at the Sellers' Bank.~~

~~“Sellers’ Bank” means~~ ________ ~~(state name of bank, branch and details) or, if left blank, the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.~~

1.	Purchase Price – See Clause 19
~~The Purchase Price is~~ ________ ~~(state currency and amount both in words and figures).~~

2.	Deposit – See Clause 19
~~As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of~~ __~~% (~~__ ~~per cent) or, if left blank, 10% (ten per cent), of the Purchase Price (the~~

~~“Deposit”) in an interest bearing account for the Parties with the Deposit Holder within three (3) Banking Days after the date that:~~

	~~(i)~~	~~this Agreement has been signed by the Parties and exchanged in original or by e-mail or telefax; and~~

	(ii)	~~the Deposit Holder has confirmed in writing to the Parties that the account has been opened.~~

~~The Deposit shall be released in accordance with joint written instructions of the Parties. Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder all necessary documentation to open and maintain the account without delay.~~

3.	Payment – See Clause 19

~~On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices):~~

	~~(i)~~	~~the Deposit shall be released to the Sellers; and~~

	~~(ii)~~	~~the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers’ Account.~~

4.	Inspection – Intentionally omitted.

(~~a)* The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at/in                (state place) on                (state date) and have accepted the Vessel following this inspection. and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

~~(b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within  (state date/period).~~

~~The Sellers shall make the Vessel available for inspection at/in  (state place/range) within  (state date/period).~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

~~During the inspection, the Vessel’s dock and engine log books shall be made available for examination by the Buyers.~~

~~The sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy two (72) hours after completion of such inspection or after the date/last day of the period stated in Line 59, whichever is earlier.~~

~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel’s classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~*4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4(a) shall apply.~~

5.	Time and place of delivery and notices

(a)  The Vessel shall be delivered at the Builder’s shipyard in South Korea, safely afloat at a quay.~~and taken over safely afloat at a safe and accessible berth or anchorage at/in                      (state place/range) in the Sellers’ option.~~

~~Notice of Readiness shall not be tendered before:~~  __________  ~~(date)~~

~~Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a)(iii) and 14):~~ __________________

(b)  The Sellers ~~shall keep the Buyers well informed of the Vessel’s itinerary and~~ shall provide the Buyers with provide the Buyers with seventy (70), twenty (20), ten (10), days’ and five (5) and three (3) Business ~~d~~Days' notice of the date the Sallers intend to tender Notice of Readiness and of the intended date and place of delivery.

When the Vessel is at the place of delivery and physically ready for delivery in accordance with

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this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

(c)  If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3) Business~~anking~~ Days of receipt of the notice or of accepting the new date as the new Canceling Date.  If the Buyers have not declared their option within three (3) Business~~anking~~ Days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 79.

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect.

(d)  Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers’ Default) for the Vessel not being ready by the original Cancelling Date.

(e) Should the Vessel become a Total Loss ~~an actual, constructive or compromised total loss~~ before delivery this Agreement shall terminate (provided that any provision hereof expressed to survive such termination shall so do in accordance with its terms).~~the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter this Agreement shall be null and void.~~

6.	Divers Inspection / Drydocking – Intentionally omitted.
~~(a)*~~
~~(i)~~
~~The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to~~ Clause 5(b) ~~of this Agreement. The Sellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s inspection as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re-positioning. The Sellers may not tender Notice of Readiness prior to completion of the underwater inspection.~~

~~(ii)~~
~~If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then (1) unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules (2) such defects shall be made good by the Sellers at their cost and expense to the  satisfaction of the Classification Society without condition/recommendation** and (3) the Sellers shall pay for underwater inspection and the Classification Society’s attendance.~~

~~Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified before the next class  drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards at or in the vicinity of the port of delivery, one to be obtained by each of the Parties within two (2) Banking Days from the date of the imposition of the condition/recommendation, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis~~

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~~for the estimate of the direct repair costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established.~~

~~(iii)~~
~~If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per~~ Clause 5(a) ~~which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.~~

~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel’s class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.~~

~~Sellers’ cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel’s class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.~~

~~(c) If the Vessel is drydocked pursuant to Clause 6(a)(ii) or 6(b) above:~~

~~(i)~~
~~The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and  consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ cost and expense to the satisfaction of Classification Society without condition/recommendation**.~~

~~(ii)~~
~~The costs and expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to affect the Vessel’s class, in which case the Sellers shall pay these costs and expenses.~~

	~~(iii)~~	~~The Buyers’ representative(s) shall have the right to be present in the drydock, as observe(s) only without interfering with the work or decisions of the Classification Society surveyor.~~

~~(iv)~~
~~The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Seller’s or the Classification Society surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk, cost and expense. In the event that the Buyers’ work required such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydock or not.~~

~~* 6(a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 (a) shall apply.~~

~~**Notes or memoranda, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

7.	Spares, bunkers and other items
The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or

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spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of ~~inspection~~delivery used or unused, whether on board or not shall become the Buyers’ property, ~~but spares on order are excluded. Forwarding charges, if any, shall be for the Buyers’ account.~~ The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions (if any) shall be included in the sale and be taken over by the Buyers without extra payment.

~~Library and forms exclusively for use in the Sellers’ vessel(s) and captain’s, officers’ and crew’s personal belongings including the slop chest are excluded from the sale without compensation, as well as the following additional items: -                (include list)~~

~~Items on board which are on hire or owned by third parties, listed as follows, are excluded from the sale without compensation:~~  ____________  ~~(include list)~~

Items on board at the time of delivery~~inspection~~ which are on hire or owned by third parties, not listed above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.

The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums without extra cost~~and pay either:~~

~~(a) *the actual net price (excluding barging expenses) as evidenced by invoices or vouchers; or~~

~~(b) *the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel or, if unavailable, at the nearest bunkering port~~

~~for the quantities taken over.~~

~~Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.~~

~~“inspection” in this Clause 7, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b) (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

~~*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.~~

8.	Documentation – See also Clause 20
The place of closing: At the Builder’s Yard

(a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the following delivery documents:

(i)
Legal Bill(s) of Sale in a form recordable in the Buyers’ Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and ~~maritime~~ liens (whether maritime or otherwise) or any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Buyers’ Nominated Flag State;

(ii) Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement;

(iii)
Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate);

(iv)
Certificate or Transcript of Registry issued by the competent authorities of the flag state on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by such authority to the closing meeting with the original to be sent to the Buyers as soon as possible after delivery of the Vessel;

(v)
Declaration of Class or (depending on the Classification Society) a Class Maintenance Certificate issued within three (3) Banking Days prior to delivery confirming that the Vessel is in Class free of condition/recommendation;

~~(vi)~~
~~Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has~~

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~~been delivered;~~

~~(vii)~~
~~A copy of the Vessel’s Continuous Synopsis Record certifying the date on which the Vessel ceased to be registered with the Vessel’s registry, or, in the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly executed Form 2 stating the date on which the Vessel shall cease to be registered with the Vessel’s registry;~~

	(vi~~ii~~)	Commercial Invoice for the Vessel;

	(vii~~x~~)	Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases (which will be taken over by the Buyers at no extra cost in accordance with Clause 7);

	~~(x)~~	~~A copy of the Sellers’ letter to their satellite communication provider cancelling the Vessel’s communication contract which is to be sent immediately after delivery of the Vessel;~~

(~~x~~viii)
     Any additional documents as may reasonably be required by the competent authorities of the Buyers’ Nominated Flag State for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement; and

	(ix~~ii~~)	The Sellers’ letter of confirmation that to the best of their knowledge, the Vessel is not black listed by any nation or international organisation

The items set out in this Clause 8(a) are inserted for the sole benefit of the Buyers and may be waived in whole or in part with or without conditions by the Buyers.

(b) At the time delivery the Buyers shall provide the Sellers with:

	(i)	Evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and

(ii)
Power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement.~~, duly notarially attested and legalised or apostilled (as appropriate).~~

(c)  If any of the documents listed in Sub clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.

(d)  The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party not later than one(1) Business Day (or such later date as the Buyers may agree) prior to the notice to be sent to the Buyers from the Sellers five (5) Business Days before delivery in accordance with Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) (the “Scheduled Delivery date”) ~~(state number of days), or if left blank, nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement.~~

(e)  Concurrent with ~~the exchange of documents in Sub-clause (a) and Sub-clause (b) above~~delivery of the Vessel, ~~the Sellers shall also hand to~~ the Buyers shall gain title and ownership to the classification certificate(s) as well as all plans, drawings and manuals, ~~(excluding ISM/ISPS manuals),~~ which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies.

(f)  Other technical documentation which may be in the Sellers’ possession shall promptly after delivery be forwarded to the Buyers at Sellers’~~their~~ expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers have the right to take copies of same.

(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers (the “PDA”).

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of ~~delivery~~Delivery, is free from all charters (other than the Bareboat Charters), encumbrances, mortgages and ~~maritime~~ liens (whether maritime or otherwise) or any other debts whatsoever, and is not subject

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to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of ~~delivery~~Delivery.

10.	Taxes, fees and expenses

Any taxes, fees and expenses in connection with the purchase of the Vessel and registration in the Buyers’ Nominated Flag State ~~shall be for the Buyers’ account, whereas similar charges~~ and in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on delivery See also Clause 34 of the Bareboat Charter

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of Delivery~~inspection, fair wear and tear excepted~~.

~~However,t~~The Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national, certificates, as well as all other certificates the Vessel had at the time of ~~inspection~~Delivery, valid and unextended without condition/recommendation* by the Classification Society or the relevant authorities at the time of ~~delivery~~Delivery.

~~“inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

~~*Notes and memoranda, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

12.	Name/markings – Intentionally omitted
~~Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.~~

13.	Buyers’ default – Intentionally omitted

~~Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.~~

~~Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement, in which case the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.~~

14.	Sellers’ default – See also Clause 19(c) and Clauses 33.1, 48 and 48A of the Bareboat Charter

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. ~~In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them immediately.~~

Without prejudice to Clause 19(c) and Clauses 33.1, 48 and 48A of the Bareboat Charter and any other rights the Buyer may have under the Leasing Documents, at law or otherwise, ~~S~~should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest ~~if their failure is due to proven negligence and~~ whether or not the Buyers cancel this Agreement.

15.	Buyers’ representatives – Intentionally omitted

~~After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense.~~

~~These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers and the Buyers' representatives shall sign the Sellers' P&I Club's standard letter of indemnity prior to their embarkation.~~

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16.	Law and Arbitration – See Clause 27

~~(a) *This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.~~

~~The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.~~

~~(c) This Agreement shall be governed by and construed in accordance with the laws of~~ __________ ~~(state place) and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at~~ _________ ~~(state place), subject to the procedures applicable there.~~

~~*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable, In the absence of deletions, alternative 16(a) shall apply.~~

17.	Notices
All notices to be provided under this Agreement shall be in writing.

Contact details for recipients of notices are as follows:

For the Buyers:
c/o CMB Financial Leasing Co., Ltd.
Address:  21/F, China Merchants Bank Building, No. 1088, Lujiazui Ring Road, Shanghai, China
Email: x_man@cmbchina.com
Tel:  +8621 61061737
Fax: +8621 61059911*1737

For the Sellers: c/o Central Mare, Inc. Address: 1, Vas. Sofias Street & Meg. Alexandrou, 151 24 Maroussi, Greece Email: atsirikos@topships.org Tel: +302108128180 Fax: +302108056441

18.	Entire Agreement
The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous

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agreements whether oral or written between the Parties in relation thereto.

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

/s/ Andreas Louka	/s/ Zhou Ling

For and on behalf of the Sellers	For and on behalf of the Buyers
Name: Andreas Louka	Name: Zhou Ling
Title: Attorney-in-fact	Title: Director

9

EXECUTION VERSION
RIDER CLAUSES TO MEMORANDUM OF AGREEMENT
DATED 3 December 2018
Clause 19 – Payment of Purchase Price by Buyer

(a) The Buyers agree to pay the Sellers the Purchase Price in the following manner:
(i)
the Buyers shall pay an amount equivalent to the Advance Charterhire to the Sellers on the Delivery Date provided that such amount shall be set off against the amount of the Advance Charterhire payable to the Buyers as owners under the terms of the Bareboat Charter on the Delivery Date, with the result that the Buyers shall be deemed to have paid such sum to the Sellers forthwith and the Sellers be deemed to have paid the amount of Advance Charterhire to the Buyers pursuant to the terms of the Bareboat Charter; and

(ii)	The Buyers shall pay the balance of the Purchase Price to the Sellers (subject to the terms of sub-paragraph (b) below) by way of the following nine(9) chronological instalments:
Instalment	Amount	Payment Date

1st
$2,742,135 (being an amount equal to the first instalment of the Contract Price or, if applicable, the Final Contract Price payable to the Builder under Article X paragraph 2(a) of the Contract, and known as the “First Instalment”).
Within five (5) Business Days from the date the Buyers confirming receipt of the Refund Guarantee (in form and substance satisfactory to the Buyers)

2nd
$2,742,135(being an amount equal to the second instalment of the Contract Price or, if applicable, Final Contract Price payable to the Builder under Article X paragraph 2(b) of the Contract, and known as the “Second Instalment”)

on the day falling (3) months from the Sellers’ payment of the First Pre-delivery Upfront Charterhire Instalment as charterers under the Bareboat Charter
3rd
$2,742,135(being an amount equal to the third instalment of the Contract Price or, if applicable, Final Contract Price payable to the Builder under Article X paragraph 2(c) of the Contract, and known as the “Third Instalment”)
on the earlier of (i) the day falling (5) months from the Sellers’ payment of the First Pre-delivery Upfront Charterhire Instalment as charterers under the Bareboat Charter; and (ii) the Delivery Date
4th	$2,742,135 (being an amount equal to the fourth instalment of the Contract Price or, if applicable, Final Contract Price payable to the Builder under Article X paragraph	on the earlier of (i) the day falling eight (8) months from the Sellers’ payment of the First Pre-delivery

	2(d) of the Contract and known as the “Fourth Instalment”)	Upfront Charterhire Instalment as charterers under the Bareboat Charter; and (ii) the Delivery Date

5th
$2,742,135 (being an amount equal to the fifth instalment of the Contract Price or, if applicable, Final Contract Price payable to the Builder under Article X paragraph 2(e) of the Contract and known as the “Fifth Instalment”)

on the earlier of (i) the day falling eleven (11) months from the Sellers’ payment of the First Pre-delivery Upfront Charterhire Instalment as charterers under the Bareboat Charter; and (ii) the Delivery Date

6th
$2,742,135 (being an amount equal to the  sixth instalment of the Contract Price or, if  applicable, Final Contract Price payable to  the Builder under Article X paragraph 2(f) of the Contract and known as the “Sixth Instalment”)
Within two (2) months of the Delivery Date.

7th
$5,484,270 (being an amount equal to the  seventh instalment of the Contract Price or, if applicable, Final Contract Price  payable to the Builder under Article X  paragraph 2(g) of the Contract and known as the “Seventh Instalment”)
Within one (1) month of the Delivery Date.

8th
$3,000,000 (being an amount equal to the  eighth instalment of the Contract Price or, if applicable, Final Contract Price payable to the Builder under Article X paragraph 2(h) of the Contract and known as the “Eighth Instalment”)
No later than the day falling (15) days prior to the Delivery Date.

9th
An amount in Dollars equal to the Final Instalment (being an amount equal to the  last instalment of the Contract Price (disregarding any adjustment pursuant to  the terms of the Contract) payable to the Builder under Article X paragraph 2(i) of  the Contract minus the amount equal to  the Advance Charterhire and is also the “Final Instalment” as defined herein)
On the Delivery Date.

(b) The Purchase Price shall be paid as follows:
(i)
with respect to the First Instalment, the Second Instalment, the Third Instalment, the Fourth Instalment and a portion (in an amount equal to the Fifth Pre-delivery Upfront Charterhire Instalment payable by the Sellers as charterers under the Bareboat Charter) of the Fifth Instalment or the Sixth Instalment (whichever payment occurs earlier between these two Instalments) shall be set off, against respectively, against the First Pre-delivery Upfront Charterhire Instalment, the Second Pre-delivery Upfront Charterhire Instalment, the Third Pre-delivery

Upfront Charterhire Instalment, the Fourth Pre-delivery Upfront Charterhire Instalment and the Fifth Pre-delivery Upfront Charterhire Instalment, each payable by the Sellers as charterers under the Bareboat Charter under the terms of the Bareboat Charter on the relevant Payment Date in respect of such Instalment. As from such set off, the Buyers shall be deemed to have paid such Instalments (or in relation the Fifth Instalment or the Sixth Instalment, whichever payment occurs earlier, a portion of equal to the amount of the Fifth Pre-delivery Upfront Charterhire Instalment) and the Sellers shall be deemed to have paid the amount of the relevant Pre-delivery Upfront Charterhire Instalment to the Buyers pursuant to the terms of the Bareboat Charter;
(ii)
subject to sub-paragraph (iii) below, with respect to the Fifth Instalment or the Sixth Instalment (whichever payment occurs earlier and netting the portion set-off by the Fifth Pre-delivery Upfront Charterhire Instalment as per sub-paragraph (i) above), the Fifth Instalment or the Sixth Instalment (whichever payment occurs later), the Seventh Instalment and the Eighth Instalment the Buyers may directly pay the amount of such Instalments (or any portion of any such Instalment) to the Builder on the relevant Payment Date in accordance with the requirements set out under Article X paragraph 4(a)(i), of the Contract. The Sellers acknowledge that any such payment (whether in part or in whole) by the Buyers of such Instalment (or any portion of such Instalment) directly to the Builder shall be deemed to satisfy the Buyers’ obligation to pay the same to the Sellers under this Clause 19 (Payment of Purchase Price by Buyer); and

(iii)
with respect to the Final Instalment, the Buyers shall remit by telegraphic transfer the amount of the Final Instalment to the Builder’s Bank in accordance with the manner set out under Article X paragraph 4(a)(ii) of the Contract no later than three (3) Business Days prior to the Scheduled Delivery Date (or as otherwise agreed) (the date on which the Buyers remit the Final Instalment, the “Preposition Date”) and with the release of the Final Instalment to the Builder governed by the terms of a Conditional Payment Instruction, which shall, inter alia, permit the release of the Final Instalment to the Builder only upon presentation within fifteen 15 banking days (as defined in the Contract) by the Builder of (A) a protocol of acceptance and delivery duly signed by authorised representatives of the Builder and the Sellers; and (B) a protocol of acceptance and delivery duly signed by authorised representatives of the Sellers and the Buyers and (if applicable) the Buyers’ financiers.

provided that in respect of each of sub-paragraphs(iii) and(iii)above, the relevant instalment (or where relevant, portion of) of the Purchase Price shall only be payable by the Buyers if the relevant conditions precedent set out under Clause 20 (Documentation) are fulfilled.

Interest on the amount of the Final Instalment prepositioned or paid by the Buyers at the rate of the Overnight USD LIBOR plus three hundred and sixty-five basis points (the “Remittance Interest”) shall:
(A)	in the event that the Vessel is delivered to the Buyers on the Delivery Date, accrue as of the Preposition Date until the Delivery Date (both dates inclusive); and
(B)
in the event that the Vessel is not delivered to the Buyers on the Delivery Date, accrue as of the Preposition Date until the amount of the Final Instalment prepositioned or paid by the Buyers is returned by the Sellers’ Bank to the Buyers in accordance with the Conditional Payment Instruction (both dates inclusive).

The Sellers shall pay to the Buyers the applicable amount of Remittance Interest as notified by the Buyers to the Sellers within three (3) Business Days of the Buyers’ demand.
(c)
Subject to clause 6 of the Pre-delivery Assignment and clauses 33, 40, 48 and 48A of the Bareboat Charter, if a Termination Event or events described in clause 48A.1 or 48A.2 or 48A.3 of the Bareboat Charter occurs prior to Delivery then:

(i)	the Buyers shall immediately be released from all obligations under this Agreement;
(ii)
upon receipt of the Pre-delivery Purchase Price by the Buyers pursuant to the terms of the Bareboat Charter this Agreement shall immediately terminate and be cancelled without the need for the Buyers or the Sellers to take any action whatsoever provided that the Buyers shall be entitled to retain all fees paid by the Sellers under the Leasing Documents and such payment shall not be construed as a penalty but shall represent an agreed estimate of the loss and damage suffered by the Buyers in entering into this Agreement upon the terms and conditions contained herein and shall therefore be paid as compensation to the Buyers; and

(iii)
the Sellers shall be obliged to refund in full to the Buyers, all Instalments paid by the Buyers under this Agreement, as at the date the Termination Event or the relevant event described in Clause 48A.1 or 48A.2 or 48A.3 of the Bareboat Charter (as the case may be) occurs, provided that:

(aa)
such obligation of the Sellers shall be waived by the Buyers only upon full payment of the Pre-delivery Purchase Price by the Sellers (in their capacity as bareboat charterers) to the Buyers (in their capacity as owners) under the Bareboat Charter in accordance with its terms;

(bb)
if the Buyers receive any moneys from the Builder or the Refund Guarantor pursuant to the terms of any Leasing Document, such amount received by the Buyers shall be set off against the Sellers’ obligations to refund the Instalments to the Buyers under this paragraph (iii) and if such moneys received by the Buyers exceed the Pre-delivery Purchase Price, then any excess of such moneys received by the Buyers over the Pre-delivery Purchase Price shall be paid over to the Sellers, and upon full payment of the Pre-delivery Purchase Price to the Buyers by the Sellers, the Buyers shall, at the request and cost of the Sellers, without representation or warranty, re-assign the Buyer’s rights and interests under the Contract and the Refund Guarantee to the Sellers in accordance with the terms of the Pre-delivery Assignment.
(d)
For the avoidance of doubt, any difference between the Purchase Price and the outstanding Contract Price or, if applicable, Final Contract Price shall be for the account of the Sellers (such difference, the “Final Outstanding Sellers’ Amount”).

Clause 20 – Documentation
The Buyers’ obligation to pay each Instalment of the Purchase Price and in respect of remittance of the Final Instalment in accordance with Clause 19(b)(iii) shall be conditional upon:
(a)	the relevant Payment Date falling within the Availability Period;

(b)	the conditions precedent set out in Schedule 1 Part A being fulfilled to the satisfaction of the Buyers on or prior to the date of this Agreement;
(c)
in respect of the Fifth Instalment (netting the portion set-off by the Fifth Pre-delivery Upfront Charterhire Instalment as per clause 19(b)(i) above), the conditions precedent set out in Schedule 1 Part B being fulfilled to the satisfaction of the Buyers on or prior to the date of the Buyers’ payment of the Fifth Instalment;

(d)
in respect of the Sixth Instalment, the conditions precedent set out in Schedule 1 Part C being fulfilled to the satisfaction of the Buyers on or prior to the date of the Buyers’ payment of the Sixth Instalment;

(e)
in respect of the Seventh Instalment, the conditions precedent set out in Schedule 1 Part D being fulfilled to the satisfaction of the Buyers on or prior to the date of the Buyers’ payment of the Seventh Instalment;

(f)
in respect of the Eighth Instalment, the conditions precedent set out in Schedule 1 Part E being fulfilled to the satisfaction of the Buyers on or prior to the date of the Buyers’ payment of the Eighth Instalment; and

(g)
in respect of the Final Instalment, the conditions precedent set out in Schedule 1 Part F being fulfilled to the satisfaction of the Buyers on or prior to the date of the Buyers’ remittance of the Final Instalment in accordance with Clause 19(b)(iii) or, where indicated in Schedule 1 Part G, will, in the opinion of the Buyers, satisfy on or prior to the Delivery Date.

The conditions precedent specified in this Clause 20 are inserted for the sole benefit of the Buyers and may be waived or deferred in whole or in part and with or without conditions by the Buyers.
Clause 21 – Fees
In consideration of the Buyers entering into this Agreement and the Bareboat Charter, the Sellers shall pay to the Buyers or its nominee the fees in accordance with clause 41 of the Bareboat Charter.
Clause 22 – Physical Presence
If there is any change in the flag state from the Buyers’ Nominated Flag State at the date of this Agreement and such new Buyers’ Nominated Flag State requires the Buyers to have a physical presence or office in the new Buyer’s Nominated Flag State, all fees, costs and expenses arising out of or in connection with the establishment and maintenance of such physical presence or office by the Buyers shall be borne by the Sellers.
Clause 23 – Costs and Expense
(a)
The Sellers shall pay such amounts to the Buyers in respect of all costs, claims, expenses, liabilities, losses and fees (including but not limited to any legal fees, vessel registration and tonnage fees) suffered or incurred by or imposed on the Buyers arising from this Agreement or in connection with the Delivery, registration and purchase of the Vessel by the Buyers whether prior to, during or after termination of this Agreement and whether or not the Vessel is in the possession of or the control of the Sellers or otherwise.

(b)
The Sellers shall indemnify and compensate the Buyers against all costs, claims, expenses, liabilities, losses, damages and fees (including but not limited to any legal fees) arising due to any default, improper behaviour and/or negligence of the Sellers under any Leasing Documents and Shipbuilding Documents.

(c)
Notwithstanding anything to the contrary herein, the indemnities provided by the Sellers shall be provided in favour of the Buyers and shall continue in full force and effect notwithstanding any breach of the terms of this Agreement or termination of this Agreement pursuant to the terms hereof.

Clause 24 – Sanctions
The Sellers represent and warrant to the Buyers, as of the date hereof and at the Delivery Date that:
(a)	they
(i)	are not a Restricted Person;
(ii)	are not owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Restricted Person;
(iii)	do not own or control a Restricted Person; or
(iv)	do not have a Restricted Person serving as a director, officer or, to the best of their knowledge, employee; and
(b)
no proceeds of the Purchase Price shall be made available, directly or indirectly, to or for the benefit of a Restricted Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

Clause 25 – Anti-Money Laundering Laws
The Sellers represent and warrant to the Buyers, as of the date hereof and at the Delivery Date that, they are not in breach of any Anti-Money Laundering Laws and the Sellers have, instituted and maintained systems, controls, policies and procedures designed to:
(a)	prevent and detect incidences of bribery and corruption, money laundering and terrorism financing; and
(b)
promote and achieve compliance with Anti-Money Laundering Laws including, but not limited to, ensuring thorough and accurate books and records, and utilization of commercially reasonable efforts to ensure that Affiliates acting on behalf of the Sellers shall act in compliance with Anti-Money Laundering Laws.

Clause 26 – Sellers’ Undertakings
(a)	Subject to the Pre-delivery Assignment, the Sellers shall keep and duly exercise where appropriate in accordance with the Contract the Sellers’ rights as buyer under the Contract in relation to:
(i)	approval of plans and drawings;
(ii)	supervision of the construction of the Vessel; and
(iii)	attendance of the tests and sea trial,
in each case at the Sellers’ costs and expenses.
(b)	Any changes and modifications made or requested by the Sellers as buyer under the Contract in respect of the Vessel shall be made or requested with the prior written consent of the Buyers and such changes and modifications shall be at the Sellers costs (if not already covered under the Purchase Price).
Clause 27 – Governing Law and Enforcement
(a)	This Agreement and any non-contractual obligations arising under or in connection with it, shall be governed by and construed in accordance with English law.
(b)
Any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”)) shall be referred to and finally resolved by arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 25. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (“LMAA”) Terms current at the time when the arbitration proceedings are commenced.

(c)
The reference shall be to three arbitrators. A party wishing to refer a Dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a Dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

(d)	Where the reference is to three arbitrators the procedure for making appointments shall be in accordance with the procedure for full arbitration stated above.
(e)	The language of the arbitration shall be English.
Clause 28 – Incorporation of Specific Provisions
The following provisions of the Pre-delivery Assignment apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications:
clause 15 (Incorporation of Bareboat Charter provisions); and
clause 19 (Changes to the Parties).
Clause 29 - Counterparts
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
Clause 30 - Definitions
Unless otherwise specified hereunder, capitalised terms in this Agreement shall have the same meaning as in the Bareboat Charter and the Contract:
“Anti-Money Laundering Laws” means all applicable financial record-keeping and reporting requirements, anti-money laundering statutes (including all applicable rules and regulations thereunder) and all applicable related or similar laws, rules, regulations or guidelines, of all jurisdictions including and without limitation, the United States of America and the People’s Republic of China (including Hong Kong for the avoidance of doubt) and which in each case are (a) issued, administered or enforced by any governmental agency having jurisdiction over the Sellers or the Buyers; (b) of any jurisdiction in which the Sellers or the Buyers conduct business; or (c) to which the Sellers or Buyers are subjected or subject to.
“Availability Period” means the period commencing from the date of this Agreement to the Pre-delivery Maturity Date.
“Business Days” shall have the same meaning given to the term “business days” under the Contract.
“Bareboat Charter” means the bareboat charter in respect of the Vessel dated the date hereof and made between the Buyers as owners and the Sellers as bareboat charterers.
“Builder’s Bank” means Woori Bank Co LTD with registered office at CBS B/D 1 Floor, 917 Mok Dong, YANGCHEON-gu, Seoul 07997, Korea or such other receiving bank of the Builder notified by the Builder to the Sellers under the Contract and by the Sellers to the Buyers under this Agreement.
“Cancelling Date” means the earlier of (a) 19 April 2019 or the date falling 270 days from 19 April 2019; and (b) 1 September 2019 or such other late dater as permitted and agreed by the BP Charterer pursuant to clause 7 of the BP Charter.
“Conditional Payment Instruction” means a payment instruction in the form of a SWIFT MT 199 or such other format agreed between the Builder and the Buyers.
“Contract Price” means the contract price payable by the Sellers to the Builder for the Vessel under the Contract, being $57,842,700.
“Delivery” means the transfer of the legal and beneficial ownership in the Vessel from the Builder to the Sellers pursuant to the terms of the Contract and the transfer of the legal and beneficial ownership in the Vessel from the Sellers to the Buyers pursuant to the terms of this Agreement.
“Delivery Date” means the date on which Delivery occurs.
“Eighth Instalment” shall have the meaning as defined under Clause 19(a)(ii) (Payment of Purchase Price by Buyer) of this Agreement.
“Fifth Instalment” shall have the meaning as defined under Clause 19(a)(ii) (Payment of Purchase Price by Buyer) of this Agreement.
“Final Contract Price” means the contract price payable to the Builder for the Vessel under the Contract as adjusted in accordance with the terms of the Contract (being $57,842,700 as at the date of this Agreement before any such adjustment) as evidenced in the Sellers’ commercial invoice in form and substance satisfactory to the Buyers.
“Final Instalment” means an amount in Dollars equal to the Purchase Price minus the amount of all the other Instalments paid or payable on or prior to the Delivery Date.
“Final Outstanding Sellers’ Amount” shall have the meaning as defined under Clause 19(d) (Payment of Purchase Price by Buyer) of this Agreement.
“First Instalment” shall have the meaning as defined under Clause 19(a)(ii)(Payment of Purchase Price by Buyer) of this Agreement.
“Fourth Instalment” shall have the meaning as defined under Clause 19(a)(ii)(Payment of Purchase Price by Buyer) of this Agreement.

“Instalment” means each or, as the context may require, any of the First Instalment, the Second Instalment, the Third Instalment, the Fourth Instalment, the Fifth Instalment, the Sixth Instalment, the Seventh Instalment, the Eighth Instalment and the Final Instalment and “Instalments” means all of them.
“Overnight USD LIBOR” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars based on a one day maturity rate on the relevant date displayed on page LIBOR 01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters, and if such page or service ceases to be available the Buyers may specify another page or service displaying the relevant rate on such day, or if such day is not a Business Day, the Business Day immediately preceding such day (if the rate as determined above is less than zero, the Overnight USD LIBOR shall be deemed to be zero).
“Payment Date” means the due date, in relation to an Instalment, for payment of such Instalment as set out under Article III paragraph 2 of the Contract which, as at the date of this Agreement, correspond to those set out under Clause 19(a)(ii)(Payment of Purchase Price by Buyer).
“Payment Notice” means a request form to be submitted by the Sellers to the Buyers to request for the Buyers’ payment of an Instalment on the relevant Payment Date, which shall be in the form set out in Schedule 2.
“Pre-delivery Maturity Date” means the earlier of (a) the Delivery Date and (b) the Cancelling Date.
“Purchase Price” means an amount equal to the lower of (a) the Contract Price; (b) the First Market Value; and (c) the Final Contract Price.
“Second Instalment” shall have the meaning as defined under Clause 19(a)(ii)(Payment of Purchase Price by Buyer) of this Agreement.
“Seventh Instalment” shall have the meaning as defined under Clause 19(a)(ii) (Payment of Purchase Price by Buyer) of this Agreement.
“Sixth Instalment” shall have the meaning as defined under Clause 19(a)(ii) (Payment of Purchase Price by Buyer) of this Agreement.
“Third Instalment” shall have the meaning as defined under Clause 19(a)(ii) (Payment of Purchase Price by Buyer) of this Agreement.
“Vessel” means the 157,000 DWT Class Crude Oil Tanker having Builder’s hull number S875 being constructed by the Builder under the Contract.

SCHEDULE 1
PART A
CONDITIONS PRECEDENT TO SIGNING
1     Corporate Authorisation
1.1	A copy of the constitutional documents and statutory registers of each Relevant Party (other than the Refund Guarantor, the BP Charterer, the Builder and each Approved Manager).
1.2	A copy of the resolutions of the board of directors (or equivalent) of each Relevant Party (other than the Refund Guarantor, the BP Charterer, the Builder and each Approved Manager):
(a)	approving the terms of, and the transactions contemplated by, the Leasing Documents to which it is a party and resolving that it execute the Leasing Documents to which it is a party;
(b)	authorizing a specified person or persons to execute the Leasing Documents to which it is a party on its behalf; and
(c)
authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under, or in connection with, the Leasing Documents to which it is a party.

1.3
If applicable, an original of the power of attorney of each Relevant Party (other than the Refund Guarantor, the BP Charterer, the Builder and each Approved Manager) authorizing a specified person or persons to execute the Leasing Documents to which it is a party.

1.4	A specimen of the signature of each person authorized by the resolution referred to in paragraph 1.2 above.
1.5
A certificate of a director, officer or secretary (as appropriate) of each Relevant Party (other than the Refund Guarantor, the BP Charterer, the Builder and each Approved Manager) certifying that each copy document relating to it specified in this Schedule 1 Part A is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2     Documents

2.1	A duly executed copy of the Contract together with any amendments thereto.
2.2
Duly executed copies of each Leasing Document (other than the General Assignment, the Quiet Enjoyment Agreement and the Manager’s Undertakings provided that each such Leasing Document shall then be in agreed form) and of each document to be delivered under it and evidence of their delivery within the timing prescribed under it.

2.3	A duly executed copy of the BP Charter and any amendments thereto in form and substance satisfactory to the Buyers.
2.4
A copy of any other consents, approvals, authorization or other document, opinion or assurance which the Buyers consider to be reasonably desirable in connection with the entry into and performance of the transactions contemplated by the BP Charter or for the validity and enforceability of the BP Charter.

2.5
Receipt by the Buyers of the Refund Guarantee together with any amendments thereto, each in form and substance satisfactory to the Buyers and not having been revoked or purported to be revoked as of the Payment Date of the First Instalment and having a validity period expiring no earlier than the Cancelling Date.

2.6	Evidence that the Operating Account has been opened.
2.7	Such documentary evidence as the Buyers may reasonably require in relation to the due authorization and execution by the Builder of the Contract and/or by the Refund Guarantor of the Refund Guarantee.

PART B
CONDITIONS PRECEDENT TO PAYMENT OF FIFTH INSTALMENT
1     Corporate Authorisations
A certificate of an authorized signatory of each Relevant Person (other than the Refund Guarantor, the BP Charterer, the Builder and each Approved Manager) certifying that each copy document provided under paragraph 1 of Part A of Schedule 1 (Conditions Precedent to Signing) remains correct, complete and in full force and effect as on the Payment Date of the Fifth Instalment.
2    Documents
2.1
A copy certified as true by an officer of the Sellers of the notification from the Builder demanding the payment of the fifth instalment of the Contract Price pursuant to Article X paragraph 3 of the Contract.

3     Receipt of Sellers’ funded portion
In the event where the Fifth Instalment occurs earlier than the Sixth Instalment:
3.1
Evidence satisfactory to the Buyers that the Sellers have paid and the Builder has received an amount equivalent to the sum of the First Pre-delivery Upfront Charterhire Instalment, the Second Pre-delivery Upfront Charterhire Instalment, the Third Pre-delivery Upfront Charterhire Instalment, the Fourth Pre-delivery Upfront Charterhire Instalment and the Fifth Pre-delivery Upfront Charterhire Instalment.

3.2	Evidence satisfactory to the Buyers that any interest accrued from the delayed payment by the Sellers under the Contract have been settled.
4     Payment Notice
Not later than 7 Business Days prior to the Payment Date of the Fifth Instalment, a duly completed Payment Notice submitted by the Sellers to the Buyers requesting payment of the Fifth Instalment.
5     Others
5.1	Evidence satisfactory to the Buyers that there is no default which is continuing and not remedied under the Contract and there has been no default and/or default occurred under the Contract.
5.2
Documentary evidence that the Security Interests intended to be created by each of the Security Documents (other than the General Assignment and the Managers’ Undertakings) have been duly perfected under applicable law.

5.3
The Buyers’ receipt of full payment of (i) the First Instalment Arrangement Fee Amount (if the Fifth Instalment is payable earlier than the Sixth Instalment); and (ii) all accrued Commitment Fee which are outstanding and payable by the Sellers to the Buyers.

5.4	The Buyers being satisfied with the progress of the construction and conditions of the Vessel upon inspection and/or survey of the Vessel.

PART C
CONDITIONS PRECEDENT TO PAYMENT OF SIXTH INSTALMENT
1     Corporate Authorisations
A certificate of an authorized signatory of each Relevant Person (other than the Refund Guarantor, the BP Charterer, the Builder and each Approved Manager) certifying that each copy document provided under paragraph 1 of Part A of Schedule 1 (Conditions Precedent to Signing) remains correct, complete and in full force and effect as on the Payment Date of the Sixth Instalment.
2     Documents
2.1
A copy certified as true by an officer of the Sellers of the notification from the Builder demanding the payment of the sixth instalment of the Contract Price pursuant to Article X paragraph 3 of the Contract.

3 Receipt of Sellers’ funded portion

3.1	In the event where the Sixth Instalment occurs earlier than the Fifth Instalment:
(a)
Evidence satisfactory to the Buyers that the Sellers have paid and the Builder has received an amount equivalent to the sum of the First Pre-delivery Upfront Charterhire Instalment, the Second Pre-delivery Upfront Charterhire Instalment, the Third Pre-delivery Upfront Charterhire Instalment, the Fourth Pre-delivery Upfront Charterhire Instalment and the Fifth Pre-delivery Upfront Charterhire Instalment.

(b)	Evidence satisfactory to the Buyers that any interest accrued from the delayed payment by the Sellers under the Contract have been settled.
4 Payment Notice
  Not later than 7 Business Days prior to the Payment Date of the Sixth Instalment, a duly completed Payment Notice submitted by the Sellers to the Buyers requesting payment of the Sixth Instalment.
5 Others
5.1	Evidence satisfactory to the Buyers that there is no default which is continuing and not remedied under the Contract and there has been no default and/or default occurred under the Contract.
5.2
The Buyers’ receipt of full payment of (i) the First Instalment Arrangement Fee Amount (if the Sixth Instalment is payable earlier than the Fifth Instalment); and (ii) all accrued Commitment Fee which is outstanding and payable by the Sellers to the Buyers.

5.3
In the event where the Sixth Instalment occurs earlier than the Fifth Instalment, documentary evidence that the Security Interests intended to be created by each of the Security Documents (other than the General Assignment and the Managers’ Undertakings) have been duly perfected under applicable law.

PART D
CONDITIONS PRECEDENT TO PAYMENT OF SEVENTH INSTALMENT
1     Corporate Authorisations
A certificate of an authorized signatory of each Relevant Person (other than the Refund Guarantor, the BP Charterer, the Builder and each Approved Manager) certifying that each copy document provided under paragraph 1 of Part A of Schedule 1 (Conditions Precedent to Signing) remains correct, complete and in full force and effect as on the Payment Date of the Seventh Instalment.
2     Documents
A copy certified as true by an officer of the Sellers of the notification from the Builder demanding the payment of the seventh instalment of the Contract Price pursuant to Article X paragraph 3 of the Contract.
3     Payment Notice
Not later than 7 Business Days prior to the Payment Date of the Seventh Instalment, a duly completed Payment Notice submitted by the Sellers to the Buyers requesting payment of the Seventh Instalment.
4     Others
4.1	Evidence satisfactory to the Buyers that there is no default which is continuing and not remedied under the Contract and there has been no default and/or default occurred under the Contract.
4.2	The Buyers’ receipt of full payment of all accrued Commitment Fee which are outstanding and payable by the Sellers to the Buyers.

PART E
CONDITIONS PRECEDENT TO PAYMENT OF EIGHTH INSTALMENT
1    Corporate Authorisations
A certificate of an authorized signatory of each Relevant Person (other than the Refund Guarantor, the BP Charterer, the Builder and each Approved Manager) certifying that each copy document provided under paragraph 1 of Part A of Schedule 1 (Conditions Precedent to Signing) remains correct, complete and in full force and effect as on the Payment Date of the Eighth Instalment.
2    Documents
A copy certified as true by an officer of the Sellers of the notification from the Builder demanding the payment of the eighth instalment of the Contract Price pursuant to Article X paragraph 3 of the Contract.
3    Payment Notice
Not later than 7 Business Days prior to the Payment Date of the Eighth Instalment, a duly completed Payment Notice submitted by the Sellers to the Buyers requesting payment of the Eighth Instalment.
4    Others
4.1	Evidence satisfactory to the Buyers that there is no default which is continuing and not remedied under the Contract and there has been no default and/or default occurred under the Contract.
4.2	The Buyers’ receipt of full payment of all accrued Commitment Fee which are outstanding and payable by the Sellers to the Buyers.

PART F
CONDITIONS PRECEDENT TO PREPOSITION OF FINAL INSTALMENT
1    Corporate Authorisations
A certificate of an authorized signatory of each Relevant Person (other than the Refund Guarantor, the BP Charterer, the Builder and each Approved Manager) certifying that each copy document provided under paragraph 1 of Part A of Schedule 1 (Conditions Precedent to Signing) remains correct, complete and in full force and effect as on the Payment Date of the Final Instalment.
2     Documents
2.1	Notices of Delivery issued by the Sellers to the Buyers under Clause 5 of this Agreement.
2.2
A copy certified as true by an officer of the Sellers of the notification from the Builder demanding the payment of the last instalment of the Contract Price (or, if applicable, the Final Contract Price) pursuant to Article X paragraph 3 of the Contract.

2.3
Duly executed but undated copies of the General Assignment, the Quiet Enjoyment Agreement and each Manager’s Undertaking and of each document to be delivered under it within the timing prescribed under it.

3     Payment Notice
Not later than 7 Business Days prior to the Payment Date of the Final Instalment, a duly completed Payment Notice submitted by the Sellers to the Buyers requesting payment of the Final Instalment.
4     Evidence of Sellers’ funded portion
Evidence satisfactory to the Buyers that the Sellers have paid and the Builder has received an amount equivalent to the Final Outstanding Sellers’ Amount and the Advance Charterhire.
5     Insurances
5.1	A signed opinion from an independent insurance consultant acceptable to the Buyers on such matters relating to the Insurances as the Buyers may require (obtained at the costs of the Sellers).
5.2
Signed insurance policies or documents from the relevant approved brokers, insurance companies and/or underwriters, war risks and protection and indemnity risks associations confirming that as of the Delivery Date the insurances are placed in accordance with the provisions of the Bareboat Charter and all requirements of the Bareboat Charter in respect of Insurances have been complied with.

6     Management of Vessel
A certified true copy of the management agreement(s) of the Vessel appointing the Commercial Manager as commercial manager and the Technical Manager as technical manager and establishing that the Vessel will, as from the Delivery Date, be managed commercially or technically (as the case may be) by such Approved Managers.
7     Valuation of the Vessel
7.1
Valuation reports of the Vessel for determining the First Market Value of the Vessel, provided at the costs of the Sellers and addressed to the Buyers and dated not earlier than fifteen (15) days before the Scheduled Delivery Date.

7.2
A survey report in form and substance satisfactory to the Buyers (in its sole discretion) (including without limitation the quality and physical conditions of the Vessel) of the Vessel by the surveyor appointed by the Buyers and at the Sellers’ costs.

8     Vessel Documents
8.1	A copy of the valid and current Document of Compliance in respect of the Approved Manager.
8.2	A copy of the valid and current Document of Compliance for the Carriage of Dangerous Goods in respect of the Vessel (if required by the Buyers).
8.3	A copy of the Declaration of Designated Person form under the ISM Code of the Approved Manager in respect of the Vessel.
9     Others
9.1	Evidence satisfactory to the Buyers that there is no default which is continuing and not remedied under the Contract and there has been no default and/or default occurred under the Contract.
9.2	The Buyers’ receipt of full payment of all accrued Commitment Fee which is outstanding and payable by the Sellers to the Buyers and the full Arrangement Fee Amount.
9.3	Documents setting out the Specification (as defined under Article I of the Contract)] of the Vessel.
9.4	Any additional documents as may reasonably be required by the competent authorities of the Buyers’ Nominated Flag State for the purpose of the Buyers’ registration of the Vessel.
9.5	Copies of the Original Financial Statements certified true by an officer of the Sellers and the Guarantor respectively.
9.6
Evidence that all Pre-delivery Upfront Charterhire, fees, costs and expenses outstanding and payable from the Sellers to the Buyers pursuant to Clause 41 (Fees and Expenses) of the Bareboat Charter have been paid in full.

9.7
Such evidence relating to a Relevant Person as the Buyers may require for their (or their financiers) to be able to satisfy each of their “know your customer” or similar identification procedures in relation to the transactions contemplated by the Pertinent Documents.

9.8
A copy of any other consents, approvals, authorization or other document, opinion or assurance which the Buyers consider to be reasonably desirable in connection with the entry into and performance of the transactions contemplated by any of the Leasing Documents and the BP Charter or for the validity and enforceability of such document.

9.9
The Owners being satisfied that all conditions precedent for delivery of the Vessel to the BP Charterer under the BP Charter has been or will be satisfied upon the Delivery Date and that the Vessel shall be delivered to the BP Charterer under the BP Charter on the Delivery Date.

9.10	Such other documents as the Buyers may reasonably require by giving the Sellers not less than three (3) Business Days’ prior written notice.
9.11	The Buyers’ being satisfied that the conditions precedent set out in Part A of Schedule 2 to the Bareboat Charter, have been, or will capable of being, satisfied on the Delivery Date.
10   Legal opinions
10.1	An unsigned legal opinion of Watson Farley & Williams, legal advisers to the Buyers on such matters on the laws of England and Hong Kong as may be satisfactory to the Buyers.
10.2
An unsigned legal opinions by lawyers appointed by the Buyers on such matters on the laws of the Netherlands and the Marshal Islands and any other relevant jurisdictions as may be satisfactory to the Buyers.

SCHEDULE 2
FORM OF PAYMENT NOTICE
To:	Sea 104 Leasing Co. Limited
Date:	[●]

MEMORANDUM OF AGREEMENT DATED [●] (the “Memorandum of Agreement”)
in relation to the vessel with hull no. S874 (the “Vessel”)

We refer to the Memorandum of Agreement made between us in relation to the Vessel.
This is the Payment Notice relating to the [●] instalment of the Purchase Price, as defined as the [Fifth][Sixth][Seventh][Eighth][Final] Instalment under the Memorandum of Agreement.
Capitalised terms in this Payment Notice have the meanings set out in the Memorandum of Agreement unless otherwise defined herein.
We hereby request that an Instalment of the Purchase Price in an amount of $[●] be paid on [insert date] by remitting such amount directly to the Builder (account number [●] and such payment shall be deemed satisfaction of your obligation to make a payment of a corresponding amount to us under the Memorandum of Agreement).
We confirm that this payment corresponds with and satisfies our payment obligations in respect of the [fifth (to the extent the Builder has already received the remaining portion directly from us)/sixth/seventh/eighth/final (to the extent the Builder has already received such amount directly from us)] Instalment(s) due and payable under the Contract.
The Contract remains in full force and effect and neither we nor the Builder is in breach of any of the terms of the Contract.
Yours faithfully,

________________________
Name:
Title: for and on behalf of
Malibu Warrior Inc.
Dated:

EXECUTION PAGE

SELLERS

SIGNED	)	/s/ Andreas Louka
By Andreas Louka	)
As an attorney-in-fact	)
for and on behalf of	)
MALIBU WARRIOR INC.	)
in the presence of:	)
)
Witness' signature:	)	/s/ Alexandros Tsirikos
Witness' name:	)	Alexandros Tsirikos
Witness address:	)	12 N. Perizsi St, Athens, Greece

BUYERS

SIGNED	)
by ___________________		/s/ ________________
as an attorney-in-fact	)
for and on behalf of	)
SEA 104 LEASING CO., LIMITED	)
in the presence of:	)
)
Witness' signature:	)	/s/ Wang Wei
Witness' name:	)	Wang Wei
Witness address:	)	22F, China Mercahnts Bank Building, NO. 1088 Lujiazui Ring Road, Shanghai, China